Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-154173

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated November 13, 2009.

Pricing Supplement to the Prospectus dated April 6, 2009,

the Prospectus Supplement dated April 6, 2009,

and the Prospectus Supplement No.  82 dated April 6, 2009 — No.

The Goldman Sachs Group, Inc. Medium-Term Notes, Series D $ Buffered Equity Index-Linked Notes due (Linked to a Basket of Indices Comprised of the S&P 500® Index and the MSCI EAFE Index)

The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (which will be set on the trade date and is expected to be between 13 and 15 months after the original issue date, subject to adjustment) is based on the performance of a weighted basket of two equity indices, as measured from the trade date to the determination date (which will be set on the trade date and is expected to be the fifth scheduled trading day prior to the originally scheduled stated maturity date, subject to adjustment). The indices comprising the basket (which we refer to as the basket indices) will have the following weighting percentages within the basket: the S&P 500® Index (75%) and the MSCI EAFE Index (25%). The return on your notes is not linked to the performance of the weighted basket on a one-to-one basis and is subject to a cap on the upside appreciation. You could lose up to your entire investment in the notes if the level of the basket decreases below 75% of the initial basket level.

On the stated maturity date, for each $1,000 face amount of your notes we will pay you an amount in cash equal to the cash settlement amount. We will determine the cash settlement amount by first calculating the percentage increase or decrease in the level of the basket, which we refer to as the basket return.

The basket return will be determined as follows: First, we will subtract the initial basket level of 100 from the final basket level (which will be the basket closing level on the determination date, subject to adjustment). Then, we will divide the result by the initial basket level, and express the resulting fraction as a percentage. The basket closing level on the determination date will equal the sum of the following products, as calculated for each of the basket indices:

•	the closing level of the applicable basket index on the determination date, times

•	the weighting multiplier for the applicable basket index (which will be set on the trade date of your notes).

The cash settlement amount for each note will then be calculated as follows:

•

if the basket return is positive (the final basket level is greater than the initial basket level), an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of the basket return multiplied by $1,000, subject to a cap in the appreciation of the basket return (the cap will be a specified percentage between 6% and 7%);

•

if the basket return is zero or negative but not below -25% (the final basket level is greater than or equal to 75% of the initial basket level but less than or equal to 100% of the initial basket level), $1,000; or

•

if the basket return is negative and is below -25% (the final basket level is less than 75% of the initial basket level), an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of approximately 1.3333 multiplied by the sum of the basket return and the buffer amount (25%), multiplied by $1,000.

        You could lose your entire investment in the notes if the final basket level is zero. A percentage decrease of more than 25% between the initial basket level and the final basket level will reduce the payment you will receive on the stated maturity date below the face amount of your notes. Moreover, the maximum payment that you could receive on the stated maturity date with respect to a $1,000 face amount note is limited to the maximum settlement amount of between $1,060 and $1,070 (which will be set on the trade date). In addition, the notes will not pay interest and no other payments on your notes will be made prior to the stated maturity date.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the offered notes found in “Summary Information” on page PS-2 in this pricing supplement and the general terms of the buffered equity index-linked notes found in “General Terms of the Non-Principal Protected Equity Index-Linked Notes” on page S-36 of the accompanying prospectus supplement no. 82.

Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or our creditworthiness and other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) will, and the price you may receive for your notes may, be significantly less than the original issue price. The value or quoted price of your notes at any time will reflect many factors and cannot be predicted; however, the price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the date hereof through February     , 2010. We encourage you to read “Additional Risk Factors Specific to the Non-Principal Protected Equity Index-Linked Notes” on page S-27 of the accompanying prospectus supplement no. 82 and “Additional Risk Factors Specific to Your Notes” on page PS-10 of this pricing supplement so that you may better understand those risks.

Original issue date:            , 2009

Original issue price:    % of the face amount

Underwriting discount:    % of the face amount

Net proceeds to the issuer:    % of the face amount

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement but prior to the settlement date, at an issue price, underwriting discount and net proceeds that differ from the amounts set forth above.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs may use this pricing supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co., or any other affiliate of Goldman Sachs may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Goldman, Sachs & Co.

Pricing Supplement dated             , 2009.

“Standard & Poor’s®”, “S&P®” and “S&P 500®” are registered trademarks of Standard & Poor’s Financial Services LLC (“Standard & Poor’s”) and are licensed for use by The Goldman Sachs Group, Inc. and its affiliates. The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s does not make any representation regarding the advisability of investing in the notes.

The MSCI indices are the exclusive property of MSCI Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and are licensed for use for certain purposes by The Goldman Sachs Group, Inc. and its affiliates. The notes are not issued, sponsored, endorsed, sold or promoted by MSCI, and MSCI bears no liability with respect to any such notes. No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

SUMMARY INFORMATION

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below. Please note that in this pricing supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated April 6, 2009, as supplemented by the accompanying prospectus supplement, dated April 6, 2009, of The Goldman Sachs Group, Inc., and references to the “accompanying prospectus supplement no. 82” mean the accompanying prospectus supplement no. 82, dated April 6, 2009, of The Goldman Sachs Group, Inc., to the accompanying prospectus.

This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Non-Principal Protected Equity Index-Linked Notes” on page S-36 of the accompanying prospectus supplement no. 82.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Basket indices: the S&P 500® Index, as published by Standard & Poor’s Financial Services LLC (“Standard & Poor’s”); the MSCI EAFE Index (Bloomberg symbol, “MXEA”, as maintained by MSCI Inc. (“MSCI”))

Specified currency: U.S. dollars (“$”)

Terms to be specified in accordance with the accompanying prospectus supplement no. 82:

•	type of notes: notes linked to a basket of indices

•	buffer level: yes, as described below

•	cap level: yes, as described below

•	averaging dates: not applicable

•	interest: not applicable

•	redemption right or price dependent redemption right: not applicable

Face amount: each note will have a face amount of $1,000; $                     in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement but prior to the settlement date

Payment amount: on the stated maturity date we will pay you, for each $1,000 face amount of your notes, an amount in cash equal to the cash settlement amount

Cash settlement amount:

•	if the final basket level is greater than or equal to the cap level, the maximum settlement amount;

•

if the final basket level is greater than the initial basket level but less than the cap level, the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the participation rate times (iii) the basket return;

•	if the final basket level is equal to or less than the initial basket level but greater than or equal to the buffer level, the $1,000 face amount; or

•

if the final basket level is less than the buffer level, the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the buffer rate times (iii) the sum of the basket return plus the buffer amount

Initial basket level: 100

Final basket level: the basket closing level on the determination date, except in the limited circumstances described under “General Terms of the Non-Principal Protected Equity Index-Linked Notes — Payment of Principal on Stated Maturity Date — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-42 of the accompanying prospectus supplement no. 82 and subject to adjustment as provided under “General Terms of the Non-Principal Protected Equity Index-Linked Notes — Discontinuance or Modification of an Index” on page S-43 of the accompanying prospectus supplement no. 82

Basket return: the quotient of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage

Weighting percentage: 75%, with respect to the S&P 500® Index; and 25%, with respect to the MSCI EAFE Index

Buffer level: 75% of the initial basket level

Buffer rate: The quotient of the initial basket level divided by the buffer level, which equals approximately 133.33%

Buffer amount: 25%

Participation rate: 100%

Cap level (to be set on the trade date): expected to be between 106% and 107% of the initial basket level

Maximum settlement amount (to be set on the trade date): expected to be between $1,060 and $1,070

Basket closing level: for any given trading day, the sum of the products, as calculated for each basket index, of the closing level of each basket index on such trading day multiplied by the weighting multiplier for each such basket index

Closing level: with respect to each basket index, as described under “General Terms of the Non-Principal Protected Equity Index-Linked Notes — Special Calculation Provisions — Closing Level” on page S-45 of the accompanying prospectus supplement no. 82

Weighting multiplier (to be set on the trade date):     , with respect to the S&P 500® Index; and,     , with respect to the MSCI EAFE Index; expected to be calculated as provided under “General Terms of the Non-Principal Protected Equity Index-Linked Notes — Cash Settlement Amount for Notes With Buffer Level — Notes Linked to a Basket of Indices” on page S-38 of the accompanying prospectus supplement no. 82

Trade date:

Original issue date (settlement date): expected to be the fifth scheduled business day after the trade date

Stated maturity date (to be set on the trade date): a specified date that is expected to be between 13 and 15 months after the original issue date, subject to adjustment as described under “General Terms of the Non-Principal Protected Equity Index-Linked Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-40 of the accompanying prospectus supplement no. 82

Determination date (to be set on the trade date): a specified date that is expected to be the fifth scheduled trading day prior to the originally scheduled stated maturity date, subject to adjustment as described under “General Terms of the Non-Principal Protected Equity Index-Linked Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-40 of the accompanying prospectus supplement no. 82

No interest: the offered notes will not bear interest

No listing: the offered notes will not be listed on any securities exchange or interdealer quotation system

No redemption: the offered notes will not be subject to redemption right or price dependent redemption right

Calculation agent: Goldman, Sachs & Co.

Business day: a New York business day as described under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities — Business Days” on page 28 of the accompanying prospectus

Trading day: with respect to each basket index, as described under “General Terms of the Non-Principal Protected Equity Index-Linked Notes — Special Calculation Provisions — Trading Day” on page S-45 of the accompanying prospectus supplement no. 82

CUSIP no.:

ISIN no.:

Use of proceeds and hedging: as described under “Use of Proceeds and Hedging” on page S-49 of the accompanying prospectus supplement no. 82

Supplemental discussion of federal income tax consequences: as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-51 of the accompanying prospectus supplement no. 82

ERISA: as described under “Employee Retirement Income Security Act” on page S-56 of the accompanying prospectus supplement no. 82

Supplemental plan of distribution: as described under “Supplemental Plan of

Distribution” on page S-57 of the accompanying prospectus supplement no. 82; The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $            ;

we expect to deliver the notes against payment therefor in New York, New York on             , 2009, which is expected to be the fifth scheduled business day following the date of this pricing supplement and of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes are initially expected to settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

Conflicts of interest: Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. Goldman, Sachs & Co. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. In addition, the notes are not guaranteed under the FDIC’s Temporary Liquidity Guarantee Program

HYPOTHETICAL EXAMPLES

The following table, chart and examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical basket closing levels or hypothetical closing levels of basket indices, as applicable, on the determination date could have on the payment amount at maturity assuming all other variables remain constant.

The examples below are based on a range of closing levels of the basket indices that are entirely hypothetical; no one can predict what the levels of basket indices will be on any day throughout the life of your notes, and no one can predict what the final basket level will be on the determination date. The basket indices have been highly volatile in the past — meaning that the levels of the basket indices have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates and the volatility of the basket indices. In addition, assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) will, and the price you may receive for your notes may, be significantly less than the issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to the Non-Principal Protected Equity Index-Linked Notes — Assuming No Changes in Market Conditions or any Other Relevant Factors, the Market Value of Your Notes on the Date of Any Applicable Pricing Supplement (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Will and the Price You May Receive for Your Notes May Be Significantly Less Than the Issue Price” on page S-27 of the accompanying prospectus supplement no. 82 and “Additional Risk Factors Specific to Your Notes” on page PS-10 of this pricing supplement. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions

Face amount	$1,000

Participation rate	100%

Initial Basket level	100

Cap level	106% of the initial basket level

Maximum settlement amount	$1,060

Buffer level	75% of the initial basket level

Buffer rate	approximately 133.33%

Buffer amount	25%

Neither a market disruption event nor a non-trading day occurs with respect to any basket index on the originally scheduled determination date

No change in or affecting any of the index stocks or the method by which the index sponsors calculate the basket indices

Notes purchased on original issue date and held to the stated maturity date

        Moreover, we have not yet set the cap level, the maximum settlement amount and the weighting multiplier for each basket index, each of which will serve as the baseline for determining the amount that we will pay on your notes at maturity. We will not do so until the trade date.

For these reasons, the actual performance of the basket over the life of your notes, as well as the amount payable at maturity may bear little relation to the hypothetical examples shown below or to the historical index levels shown elsewhere in this pricing supplement. For information about the historical levels of the basket indices during recent periods, see “The Basket Indices — Historical High, Low and Closing Levels of the Basket Indices” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the basket indices between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the index stocks.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-hundredth of a percent). Thus, a hypothetical payment amount of 100.00% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.00% of the face amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Payment Amount (as Percentage of Face Amount)
175.00%	106.00%
150.00%	106.00%
120.00%	106.00%
106.00%	106.00%
105.00%	105.00%
102.00%	102.00%
100.00%	100.00%
95.00%	100.00%
85.00%	100.00%
75.00%	100.00%
60.00%	80.00%
50.00%	66.67%
25.00%	33.33%
0.00%	0.00%

If, for example, the final basket level were determined to be 25.00% of the initial basket level, the payment amount that we would deliver on your notes at maturity would be approximately 33.33% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held them to the stated maturity date, you would lose approximately 66.67% of your investment. In addition, if the final basket level were determined to be 150.00% of the initial basket level, the payment amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the face amount), or 106.00% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held them to the stated maturity date, you would not benefit from any increase in the final basket level over 106.00% of the initial basket level.

The following chart also shows a graphical illustration of the hypothetical payment amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of less than 75.00% (the section left of the 75.00% marker on the horizontal axis) would result in a hypothetical payment amount of less than 100.00% of the face amount of your notes (the section below the 100.00% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of greater than 106.00% (the section right of the 106.00% marker on the horizontal axis) would result in a capped return on your investment.

The final basket level will be determined by reference to the performance of each of the basket indices as determined on the determination date. The examples below demonstrate how these factors may affect the payment amount that you will receive on the stated maturity date, expressed as a percentage of the face amount and based on the assumptions noted below.

Key Terms and Assumptions

Face amount	$1,000

Participation rate	100%

Initial basket level	100

Cap level	106% of the initial basket level

Maximum settlement amount	$1,060

Buffer level	75% of the initial basket level

Buffer rate	Approximately 133.33%

Buffer amount	25%

Key Terms and Assumptions (cont’d)

The closing level of the S&P 500® Index on the trade date	1093.01

Weighting multiplier for the S&P 500® Index	0.068618

The closing level of the MSCI EAFE Index on the trade date	1584.77

Weighting multiplier for the MSCI EAFE Index	0.015775

Neither a market disruption event nor a non-trading day occurs with respect to any basket index on the originally scheduled determination date

No change in or affecting any of the index stocks or the method by which the index sponsors calculate the basket indices

Notes purchased on original issue date and held to the stated maturity date

Example 1. The final basket level is greater than the cap level. The cash settlement amount equals the maximum settlement amount.

Column A	Column B	Column C	Column D	Column E
Hypothetical Closing Level of the S&P 500® Index	Hypothetical Closing Level of the MSCI EAFE Index	The product of Column A times the Weighting Multiplier for the S&P 500® Index	The product of Column B times the Weighting Multiplier for the MSCI EAFE Index	The sum of Columns C and D
1311.612	1870.029	90.000	29.500	119.50

Since the hypothetical final basket level in this example exceeds the cap level of 106, the cash settlement amount will equal the maximum settlement amount, or $1,060.

Example 2. The final basket level is greater than the initial basket level, but less than the cap level. The cash settlement amount exceeds the $1,000 face amount.

Column A	Column B	Column C	Column D	Column E
Hypothetical Closing Level of the S&P 500® Index	Hypothetical Closing Level of the MSCI EAFE Index	The product of Column A times the Weighting Multiplier for the S&P 500® Index	The product of Column B times the Weighting Multiplier for the MSCI EAFE Index	The sum of Columns C and D
1132.577	1642.139	77.715	25.905	103.62

Since the hypothetical final basket level in this example exceeds the initial basket level of 100 but is less than the cap level of 106, the cash settlement amount will equal the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the participation rate of 100% times (iii) the basket return of 3.62%, which will equal approximately $1,036.20

Example 3. The final basket level is less than the initial basket level, but greater than the buffer level. The cash settlement amount equals the $1,000 face amount.

Column A	Column B	Column C	Column D	Column E
Hypothetical Closing Level of the S&P 500® Index	Hypothetical Closing Level of the MSCI EAFE Index	The product of Column A times the Weighting Multiplier for the	The product of Column B times the Weighting Multiplier for the	The sum of Columns C and D
		S&P 500® Index	MSCI EAFE Index
983.709	1426.293	67.500	22.500	90.00

Since the hypothetical final basket level in this example is less than the initial basket level of 100 but exceeds the buffer level of 75, the cash settlement amount will equal the $1,000 face amount.

Example 4. The final basket level is less than the buffer level. The cash settlement amount is less than the $1,000 face amount.

Column A	Column B	Column C	Column D	Column E
Hypothetical Closing Level of the S&P 500® Index	Hypothetical Closing Level of the MSCI EAFE Index	The product of Column A times the Weighting Multiplier for the S&P 500® Index	The product of Column B times the Weighting Multiplier for the MSCI EAFE Index	The sum of Columns C and D
731.000	624.000	50.160	9.844	60.00

Since the hypothetical final basket level in this example is less than the buffer level of 75, the cash settlement amount will equal the sum of (1) the $1,000 face amount plus (2) the product of (i) approximately 1.3333 multiplied by (ii) $1,000 multiplied by (iii) the sum of the basket return of –40.00% plus the buffer amount of 25%, which will equal approximately $800.00.

The payment amounts shown above are entirely hypothetical; they are based on market prices for the index stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payment amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. Please read “Additional Risk Factors Specific to the Non-Principal Protected Equity Index-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-29 of the accompanying prospectus supplement no. 82.

We cannot predict the actual final basket level on the determination date or the market value of your notes, nor can we predict the relationship between the levels of the basket indices and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive at maturity and the rate of return on the offered notes will depend on the cap level, the maximum settlement amount and the weighting multiplier for each basket index we will set on the trade date and the actual final basket level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date may be very different from the information reflected in the table, chart and examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated April 6, 2009, and “Additional Risk Factors Specific to the Non-Principal Protected Equity Index-Linked Notes” in the accompanying prospectus supplement no. 82. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the index stocks, i.e., the stocks comprising the basket indices that comprise the basket to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

Assuming No Changes in Market Conditions or any Other Relevant Factors, the Market Value of Your Notes on the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Will, and the Price You May Receive for Your Notes May, Be Significantly Less Than the Issue Price

The price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the date hereof through February , 2010. After February , 2010, the price at which Goldman, Sachs & Co. would buy or sell notes will reflect the value determined by reference to the pricing models, plus our customary bid and asked spread.

In addition to the factors discussed above, the value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including a deterioration in our creditworthiness or perceived creditworthiness whether measured by our credit ratings or other credit measures. These changes may adversely affect the market price of your notes, including the price you may receive for your notes in any market making transaction. In addition, even if our creditworthiness does not decline, the value of your notes on the trade date is expected to be significantly less than the original issue price taking into account our credit spreads on that date. The quoted price (and the value of your notes that Goldman, Sachs & Co. will use for account statements or otherwise) could be higher or lower than the original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “Additional Risk Factors Specific to the Non-Principal Protected Equity Index-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-29 of the accompanying prospectus supplement no. 82.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Non-Principal Protected Equity Index-Linked Notes — Your Notes May Not Have an Active Trading Market” on page S-29 of the accompanying prospectus supplement no. 82.

You May Lose Your Entire Investment in the Notes

You can lose all or substantially all your investment in the notes. The cash payment on your notes on the stated maturity date will be based on the performance of a weighted basket comprised of the S&P 500® Index and the MSCI EAFE Index, as measured from the initial basket level of 100 to the final basket level on the determination date. If the final basket level for your notes is less than the buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of approximately 1.3333 multiplied by the sum of the basket return plus the buffer amount multiplied by $1,000. Thus, you may lose your entire investment in the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Your Notes Will Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the amount payable for each of your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Potential for the Value of Your Notes to Increase May Be Limited

Your ability to participate in any change in the level of the basket over the life of your notes will be limited because of the cap level, which will be set on the trade date and is expected to be between 106% and 107% of the initial basket level. The cap level will limit the amount in cash you may receive for each of your notes at maturity, no matter how much the level of the basket may rise beyond the cap level over the life of your notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the underlying basket indices.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement but prior to the settlement date. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

Your Notes May Be Subject to an Adverse Change in Tax Treatment in the Future

The Internal Revenue Service announced on December 7, 2007 that it is considering the proper Federal income tax treatment of an instrument such as your notes that are currently characterized as prepaid forward contracts, which could adversely affect the tax treatment and the value of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-US investors to withholding tax. Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired such notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-51 of the accompanying prospectus supplement no. 82. You should consult your own tax adviser about this matter. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-51 of the accompanying prospectus supplement no. 82 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

THE BASKET AND THE BASKET INDICES

The Basket

The basket is comprised of two equity indices with the following weighting percentages within the basket: the S&P 500® Index (75%) and the MSCI EAFE Index (25%).

The S&P 500® Index

The S&P 500® Index includes a representative sample of 500 leading companies in leading industries of the U.S. economy. The S&P 500® Index is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“Standard & Poor’s”).

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The “Market Value” of any index stock is the product of the market price per share times the number of the then outstanding shares of such index stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. Standard & Poor’s chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. As of October 30, 2009, the 500 companies included in the S&P 500® Index were divided into ten Global Industry Classification Sectors. The Global Industry Classification Sectors include (with the percentage currently included in such sectors indicated in parentheses): Consumer Discretionary (9.1%), Consumer Staples (11.9%), Energy (12.4%), Financials (14.7%), Health Care (12.6%), Industrials (10.1%), Information Technology (19.0%), Materials (3.4%), Telecommunication Services (3.1%), and Utilities (3.7%). Standard & Poor’s may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by Standard & Poor’s include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely held and the Market Value and trading activity of the common stock of that company.

When an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, Standard & Poor’s will calculate the closing level of the S&P 500® Index based on (1) the closing prices published by the exchange, or (2) if no closing price is available, the last regular trade reported for each stock before the exchange closed. In all cases, the prices will be from the primary exchange for each stock in the index. If an exchange fails to open due to unforeseen circumstances, the index will use the prior day’s closing prices. If all exchanges fail to open, Standard & Poor’s may determine not to publish the index for that day.

The above information supplements the description of the index found in the accompanying prospectus supplement no. 82. For more details about the index, the index sponsor and license agreement between the index sponsor and the issuer, see “The Indices — S&P 500® Index” on page A-9 of the accompanying prospectus supplement no. 82.

The MSCI EAFE Index

The MSCI EAFE Index is a stock index calculated, published and disseminated daily by MSCI Inc., which we refer to as “MSCI”, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.

On May 30, 2008, the MSCI Global Standard Indices (which included the MSCI EAFE Index) transitioned to the MSCI Global Investable Market Indices, which — as well as MSCI Global Standard Indices – are part of MSCI International Equity Indices and the methodology of which is described below.

Additional information about the MSCI Global Investable Market Indices is available on the following website: http://www.mscibarra.com/products/indices/GIMI.html.

The MSCI EAFE Index is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and in Europe and Asia, which are, as of the date of this pricing supplement, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

Index Calculation. The performance of the MSCI EAFE Index is a free float weighted average of the U.S. dollar values of the equity securities (the “component securities”) constituting the MSCI indexes for the 21 selected countries (the “component country indices”). Each component country index is a sampling of equity securities across industry groups in such country’s equity markets. See “— Maintenance of the MSCI EAFE Index and the Component Country Indices” below.

Prices used to calculate the value of the component securities in the index are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars using the closing exchange rates calculated by WM/Reuters at 4:00 P.M. London Time. The U.S. dollar value of the MSCI EAFE Index is calculated based on the free float-adjusted market capitalization in U.S. dollars of the component securities. The MSCI EAFE Index was launched on December 31, 1969 at an initial value of 100. Because the MSCI EAFE Index is not a total return index, any dividend payments on the component securities will not be reflected in the level of the index.

MSCI EAFE Index

Index Stock Weighting by Country

as of November 2, 2009

Country:	Percentage (%)*
Australia	8.2
Austria	0.3
Belgium	1.0
Denmark	0.9
Finland	1.1
France	10.8
Germany	8.0
Greece	0.7
Hong Kong	2.4
Ireland	0.3
Italy	3.6
Japan	20.9
Netherlands	2.5
New Zealand	0.1
Norway	0.7
Portugal	0.3
Singapore	1.4
Spain	4.8
Sweden	2.6
Switzerland	7.9
United Kingdom	21.4

MSCI EAFE Index

Index Stock Weighting by Sector

as of November 2, 2009

Sector:	Percentage (%)*
Energy	8.49
Materials	9.58
Industrials	11.07
Consumer Discretionary	9.63
Consumer Staples	10.16
Health Care	8.23
Financials	26.21
Information Technology	4.79
Telecommunication Services	5.98
Utilities	5.85

*	Information provided by MSCI Barra. Percentages may not sum to 100% due to rounding.

Maintenance of the MSCI EAFE Index and the Component Country Indices. In order to maintain the representativeness of the MSCI EAFE Index, structural changes to the MSCI EAFE Index as a whole may be made by adding or deleting component country indices and the related component securities. Currently, such changes in the MSCI EAFE Index may only be made on four dates throughout the year: after close of the last scheduled business day of each February, May, August and November.

MSCI may add additional component country indices to the MSCI EAFE Index or subtract one or more of its current component country indices prior to the expiration of the notes. Any such adjustments are made to the MSCI EAFE Index so that the value of the MSCI EAFE Index at the effective date of such change is the same as it was immediately prior to such change.

Each component country index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each component country index, emphasis is also placed on its continuity, replicability and on minimizing turnover in the MSCI EAFE Index.

MSCI classifies index maintenance in three broad categories. The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the component country indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of full component country index reviews that systematically re-assess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed semi-annual timetable.

Ongoing event-related changes to the component country indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the component country indices at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

The quarterly index review process is designed to ensure that the component country indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by timely reflecting significant market driven changes that were not captured in the MSCI EAFE Index at the time of their actual occurrence and that should not wait until the semi-annual index review due to their importance. These quarterly index reviews may result in additions and deletions of component securities from a component country index and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to component securities may result from: the addition of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; and the addition or deletion of securities as a result of other market events. Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for component securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa, and/or updates to the number of shares outstanding; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the foreign inclusion factor as a result of other events of similar nature. Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks. The results of the quarterly index reviews are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August.

The semi-annual index review is designed to systematically reassess the component securities of the index. During each semi-annual index review, the universe of component securities is updated and the global minimum size range for the index is recalculated, which is based on the full market capitalization and the cumulative free float-adjusted market capitalization coverage of each security that is eligible to be included in the index. The following index maintenance activities, among others, are undertaken during each semi-annual index review: the component securities are updated by identifying new equity securities that were not part of the index at the time of the previous quarterly index review; the minimum size requirement for the index is updated and new companies are evaluated relative to the new minimum size requirement; existing component securities that do not meet the minimum liquidity requirements of the index may be removed; and changes in “foreign inclusion factors” are implemented. During a semi-annual index review, component securities may be added or deleted from a component country index for a range of reasons, including the reasons discussed with respect to component securities changes during quarterly index reviews as discussed above. The results of the semi-annual index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day of May and November.

Index maintenance also includes monitoring and completing adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs. Index maintenance of the component country indices is reflected in the MSCI EAFE Index.

Selection of Component Securities and Calculation of and Adjustment for Free Float. The selection of the component securities for each component country index is based on the following guidelines:

•	define the universe of listed securities within each country;

•	adjust the total market capitalization for each security for its respective free float available to foreign investors;

•	classify securities into industry groups under the Global Industry Classification Standard (GICS); and

•	select securities for inclusion according to MSCI’s index construction rules and guidelines.

To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI will then derive a “foreign inclusion factor” for the company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s foreign inclusion factor. Typically, securities with a free float adjustment ratio of less than 0.15 will not be eligible for inclusion in MSCI’s indices.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

The MSCI EAFE Index is subject to currency exchange risk. Because the closing prices of the component securities are converted into U.S. dollars for purposes of calculating the value of the MSCI EAFE Index, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the component securities trade. Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the component securities in the MSCI EAFE Index denominated in each such currency. The devaluation of the U.S. dollar against the currencies in which the component securities trade will result in an increase in the value of the MSCI EAFE Index. Conversely, if the U.S. dollar strengthens against such currencies, the value of the MSCI EAFE Index will be adversely affected and may reduce or eliminate any return on your investment. Fluctuations in currency exchange rates can have a continuing impact on the value of the MSCI EAFE Index, and any negative currency impact on the MSCI EAFE Index may significantly decrease the value of the notes. The return on an index composed of the component securities where the closing price is not converted into U.S. dollars can be significantly different from the return on the MSCI EAFE Index, which is converted into U.S. dollars.

License Agreement between MSCI and The Goldman Sachs Group, Inc.

We have entered or expect to enter into a non-exclusive license agreement with MSCI Inc.

(“MSCI”), whereby The Goldman Sachs Group, Inc., in exchange for a fee, will be permitted to use the MSCI EAFE Index in connection with the offer and sale of the notes. We are not affiliated with MSCI and the only relationship between MSCI and The Goldman Sachs Group, Inc. is the licensing of the use of the MSCI EAFE Index and trademarks relating to the MSCI EAFE Index.

The MSCI indices are the exclusive property of MSCI. MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by The Goldman Sachs Group, Inc. The notes referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such notes. No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI INC. OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDICES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY THE GOLDMAN SACHS GROUP, INC. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES OR THE ISSUER OR OWNER OF THE NOTES. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE NOTES.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION

WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

All disclosures contained in this pricing supplement regarding the index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by MSCI. The Goldman Sachs Group, Inc. does not assume any responsibility for the accuracy or completeness of that information.

Hypothetical High, Low and Closing Levels of the Basket and Historical High, Low and Closing Levels of the Basket Indices

The hypothetical basket closing levels and the respective closing levels of the basket indices have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the hypothetical basket closing levels and the closing levels of the basket indices during any period shown below is not an indication that the basket indices and the basket are more or less likely to increase or decrease at any time during the life of your notes.

You should not take the hypothetical historical basket closing levels or the historical levels of the basket indices as an indication of their future performances. We cannot give you any assurance that the future performance of the basket, basket indices or the index stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date. In light of the increased volatility currently being experienced by the financial services sector and U.S. and global securities markets and recent market declines, it may be substantially more likely that you could lose a substantial portion of your investment in the notes. During the period from January 2, 2006 through November 12, 2009, there were 694 15-month periods, the first of which began on January 2, 2006 and the last of which ended on November 12, 2009. In 241 of such 694 15-month periods, the closing level of the basket on the final date of such period has fallen below 75% of the closing level of the index on the initial date of such period. Therefore, during approximately 34.73% of such 15-month periods, if you had owned notes with terms similar to these notes, you may have received less than the face amount of such notes at maturity. (We calculated these figures using fixed 15 month periods and did not take into account holidays or non-business days.)

Neither we nor any of our affiliates make any representation to you as to the performance of the basket or the basket indices. The actual performance of the basket and basket indices over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical levels shown below.

The tables below show the hypothetical high, low and final closing levels of the basket and the actual high, low and final closing levels of the basket indices for each of the four calendar quarters in 2006, 2007, 2008 and 2009 (through November 12, 2009). We derived the hypothetical high, low and final closing levels of the basket based on the method to calculate the basket closing level as described in this pricing supplement and on actual closing levels of the relevant indices on the relevant date. The basket closing level has been normalized such that its hypothetical level on January 2, 2006 was 100. The table is for illustrative purposes only. As we noted in this pricing supplement, the initial basket level will be set at 100 on the trade date. We obtained the closing levels, with respect to the basket indices, listed in the table below from Bloomberg Financial Services, without independent verification. We cannot assure you, however, that the performance of the basket will be replicated in the future or that the hypothetical basket closing levels will serve as a reliable indicator of its future performance.

Hypothetical Historical High, Low and Closing Levels of the Basket

	High	Low	Close
2006
Quarter ended March 31	105.606	100.000	104.928
Quarter ended June 30	109.014	98.487	103.377
Quarter ended September 30	108.457	99.675	108.248
Quarter ended December 31	116.460	108.174	116.010
2007
Quarter ended March 31	119.845	112.734	117.248
Quarter ended June 30	126.404	117.539	123.908
Quarter ended September 30	127.907	115.074	125.880
Quarter ended December 31	128.880	117.848	121.674
2008
Quarter ended March 31	121.674	105.487	109.734
Quarter ended June 30	118.474	105.863	106.108
Quarter ended September 30	106.207	90.063	93.134
Quarter ended December 31	93.039	60.824	72.639
2009
Quarter ended March 31	74.923	54.177	63.618
Quarter ended June 30	76.972	64.632	74.640
Quarter ended September 30	87.772	71.405	86.564
Quarter ending December 31 (through November 12, 2009)	89.884	83.816	88.795

Quarterly High, Low and Closing Levels of the S&P 500® Index

	High	Low	Close
2006
Quarter ended March 31	1307.25	1254.78	1294.83
Quarter ended June 30	1325.76	1223.69	1270.20
Quarter ended September 30	1339.15	1234.49	1335.85
Quarter ended December 31	1427.09	1331.32	1418.30
2007
Quarter ended March 31	1459.68	1374.12	1420.86
Quarter ended June 30	1539.18	1424.55	1503.35
Quarter ended September 30	1553.08	1406.70	1526.75
Quarter ended December 31	1565.15	1407.22	1468.36
2008
Quarter ended March 31	1447.16	1273.37	1322.70

Quarter ended June 30	1426.63	1278.38	1280.00
Quarter ended September 30	1305.32	1106.39	1166.36
Quarter ended December 31	1161.06	752.44	903.25
2009
Quarter ended March 31	934.70	676.53	797.87
Quarter ended June 30	946.21	811.08	919.32
Quarter ended September 30	1071.66	879.13	1057.08
Quarter ending December 31 (through November 12, 2009)	1098.51	1025.21	1087.24

Quarterly High, Low and Closing Levels of the MSCI EAFE Index

	High	Low	Close
2006
Quarter ended March 31	1841.74	1684.06	1827.65
Quarter ended June 30	1980.26	1681.70	1822.88
Quarter ended September 30	1914.88	1708.45	1885.26
Quarter ended December 31	2074.48	1890.59	2074.48
2007
Quarter ended March 31	2182.60	2030.00	2147.51
Quarter ended June 30	2285.36	2152.13	2262.24
Quarter ended September 30	2335.70	2039.86	2300.38
Quarter ended December 31	2388.74	2179.99	2253.36
2008
Quarter ended March 31	2253.36	1913.53	2038.62
Quarter ended June 30	2206.72	1957.23	1967.19
Quarter ended September 30	1934.39	1553.15	1553.15
Quarter ended December 31	1568.20	1044.23	1237.42
2009
Quarter ended March 31	1281.02	911.39	1056.23
Quarter ended June 30	1361.36	1071.10	1307.16
Quarter ended September 30	1580.58	1251.65	1552.84
Quarter ending December 31 (through November 12, 2009)	1617.99	1496.75	1581.11

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this pricing supplement. You must not rely on any unauthorized information or representations. This pricing supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement is current only as of its date.

Pricing Supplement

Page
Summary Information	PS-2
Conflicts of Interest	PS-4
Hypothetical Examples	PS-5
Additional Risk Factors Specific to Your Notes	PS-10
The Basket and the Basket Indices	PS-12

Prospectus Supplement No. 82 dated April 6, 2009

Summary Information	S-3
Hypothetical Returns on the Non-Principal Protected Equity Index-Linked Notes	S-11
Additional Risk Factors Specific to the Non-Principal Protected Equity Index-Linked Notes	S-27
General Terms of the Non-Principal Protected Index-Linked Notes	S-36
Use of Proceeds and Hedging	S-49
Supplemental Discussion of Federal Income Tax Consequences	S-51
Employee Retirement Income Security Act	S-56
Supplemental Plan of Distribution	S-57
The Indices	A-1
MSCI EAFE Index	A-1
Russell 2000® Index	A-6
S&P 500® Index	A-9
TOPIX® Index	A-12

Prospectus Supplement dated April 6, 2009

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-24
Employee Retirement Income Security Act	S-25
Supplemental Plan of Distribution	S-26
Validity of the Notes	S-27

Prospectus dated April 6, 2009

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	49
Description of Units We May Offer	54
Description of Preferred Stock We May Offer	59
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	68
Description of Capital Stock of The Goldman Sachs Group, Inc	91
Legal Ownership and Book-Entry Issuance	96
Considerations Relating to Securities Issued in Bearer Form	102
Considerations Relating to Indexed Securities	106
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	109
Considerations Relating to Capital Securities	112
United States Taxation	116
Plan of Distribution	140
Employee Retirement Income Security Act	143
Validity of the Securities	144
Experts	144
Cautionary Statement Pursuant to the Private Litigation Reform Act of 1995	144

$

The Goldman Sachs Group, Inc.

Buffered Equity Index-Linked Notes due

(Linked to a Basket of Indices Comprised of the S&P® 500 Index and the MSCI EAFE Index)

Medium-Term Notes, Series D

Goldman, Sachs & Co.